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                                   EXHIBIT 5

                        MULDOON, MURPHY & FAUCETTE LLP
                          5101 Wisconsin Avenue, N.W.
                            Washington, D.C.  20016


                                                               July 22, 1999

Provident Bankshares Corporation
114 East Lexington Street
Baltimore, MD 21202

      Re: Provident Bankshares Corporation Dividend Reinvestment and Stock Purchase Plan Registration Statement on Form S-3, Post-Effective Amendment No.1
            SEC File No. 33-62859

Dear Sirs and Mesdames:

      We have acted as counsel for Provident Bankshares Corporation (the "Company") in connection with the offer by the Company under the Securities Act of 1933, as amended, of 1,348,050 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), under a Registration Statement on Form S-3 initially filed with the Securities and Exchange Commission (the "SEC") on September 22, 1995 and amended on the date hereof (the "Registration Statement").

      We have reviewed the Company's corporate records, including its Articles of Incorporation as amended and By-Laws as of the date hereof, and such other documents as we considered necessary as a basis for the opinion hereinafter expressed.

      Based upon the foregoing and having regard to the legal considerations which we deem relevant, we are of the opinion that the Shares have been duly and validly authorized, and that when the Shares are from time to time issued in accordance with the terms and conditions set forth in the prospectus contained in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

      We hereby consent to the inclusion of this opinion in Post-Effective Amendment No. 1 to the Registration Statement and to the reference to our firm therein and in the Prospectus forming a part thereof.

                                    Very truly yours,

                                    /s/  MULDOON, MURPHY & FAUCETTE LLP